BELL SPORTS CORP.
                          EXHIBIT 21 - SUBSIDIARIES OF
                                 THE REGISTRANT


1.   Bell Sports, Inc., a California corporation (a wholly owned subsidiary)

2.   Bell Sports  Europe S.A., a French  corporation  (99% owned by Bell Sports,
     Inc.)

3. Bell Sports Canada, Inc., a Canadian corporation (a wholly owned subsidiary of Bell Sports, Inc.)

4. Giro Sport Design International, Inc., a California corporation (a wholly owned subsidiary of Bell Sports, Inc.)

5. Giro Ireland Limited, an Ireland corporation (a wholly owned subsidiary of Giro Sport Design International, Inc.)

6. Bell Sports Australia Pty Limited, an Australian corporation (a wholly owned subsidiary of Bell Sports, Inc.)

7. Bell Sports International Limited, an Ireland corporation (a wholly owned subsidiary of Bell Sports, Inc.)